Exhibit 23.4

CONSENT OF J.P. MORGAN SECURITIES LLC

Infraestructura Energética Nova, S.A.B. de C.V.

Paseo de la Reforma 342, Piso 24

Col. Juárez, Mexico City, 06600

Attention: The Board of Directors and the Corporate Practices Committee

Members of the Board of Directors and Corporate Practices Committee:

We hereby consent to (i) the use of our opinion letter dated April 14, 2021, to the Board of Directors and the Corporate Practices Committee of Infraestructura Energética Nova, S.A.B. de C.V. (the “Company”) included in Exhibit 99.2 to the registration statement on Form S-4 (File No. 333-252030) relating to the exchange offer by Sempra Energy for ordinary shares of the Company (the “Registration Statement”), and (ii) the references to such opinion in such Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ J.P. Morgan Securities LLC

Date: April 14, 2021